UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)


                          SUN COMMUNITY BANCORP LIMITED
                        ---------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)


                                   866678 10 5
                                 --------------
                                 (CUSIP Number)

                               December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 866678 10 5                                          Page 2 of 5 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   CAPITOL BANCORP LTD.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,700,248
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       3,700,248
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,700,248
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   49.96%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 866678 10 5                                          Page 3 of 5 Pages
----------------------                                         -----------------

ITEM 1(a) NAME OF ISSUER:

     Sun Community Bancorp Limited

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     2777 E. Camelback Rd, Ste 375
     Phoenix, AZ 85016

ITEM 2(a) NAME OF PERSON FILING:

     Capitol Bancorp Ltd.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     200 N. Washington Square, Suite 440
     Lansing, MI 48933

ITEM 2(c) CITIZENSHIP:

     United States of America

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

     Common Stock, No Par Value

ITEM 2(e) CUSIP NUMBER:

     866678 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.

----------------------                                         -----------------
CUSIP NO. 866678 10 5                                          Page 4 of 5 Pages
----------------------                                         -----------------

ITEM 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED: 3,700,248

          (b)  PERCENT OF CLASS: 49.96%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   sole power to vote or to direct the vote: 3,700,248
               (ii)  shared power to vote or to direct the vote: -0-
               (iii) sole power to dispose or to direct the disposition of:
                     3,700,248
               (iv)  shared power to dispose or to direct the disposition of:
                     -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                         -----------------
CUSIP NO. 866678 10 5                                          Page 5 of 5 Pages
----------------------                                         -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: February 8, 2002                   By: /s/ Cristin Reid English
     --------------------                   ------------------------------------
                                             Cristin Reid English
                                             Executive Vice President